Conflict Minerals Report of Quaker Chemical Corporation for the period of January 1, 2023 to December 31, 2023

1.Introduction
This Conflict Minerals Report describes the due diligence process of Quaker Chemical Corporation, doing business as Quaker Houghton, and its subsidiaries and affiliates listed on Exhibit 21 of its 10-K filed with Securities and Exchange Commission (the “Company,” and “Quaker Houghton”), in accordance with the requirements of Rule 13p-1 of the Securities Exchange Act or 1934, as amended. On October 1, 2019, the Company completed its acquisition of the operating divisions of Norman Hay plc (“Norman Hay”), a private U.K. company that provides specialty chemicals, operating equipment, and services to industrial end markets. The acquisition of Norman Hay included its subsidiary, SIFCO Applied Surface Concepts, LLC (“SIFCO”) which sells products that contain tin, tungsten, and gold. For purposes of this Conflict Minerals Report, the discussion of the Company and SIFCO will be presented separately.

2.Overview
Quaker Houghton was organized in 1918, incorporated as a Pennsylvania business corporation in 1930, and in August 2019 completed a combination with Houghton International Inc. (“Houghton”) to form Quaker Houghton. Quaker Houghton is the global leader in industrial process fluids. With a presence around the world, including operations in over 25 countries, the Company’s customers include thousands of the world’s most advanced and specialized steel, aluminum, automotive, aerospace, offshore, container, mining, and metalworking companies. Quaker Houghton develops, produces, and markets a broad range of formulated specialty chemical products and offers chemical management services for various heavy industrial and manufacturing applications throughout its three segments: Americas; Europe, Middle East, and Africa; and Asia-Pacific. SIFCO provides selective electroplating and anodizing services, chemical solutions, and equipment.

The major product lines of Quaker Houghton include metal removal fluids, cleaning fluids, corrosion inhibitors, metal drawing and forming fluids, die cast mold releases, heat treatment and quenchants, metal forging fluids, hydraulic fluids, specialty greases, offshore sub-sea energy control fluids, rolling lubricants, rod and wire drawing fluids, and surface treatment chemicals. Certain of Quaker Houghton’s products include tin and tungsten which is necessary to the functionality or production of these products. Certain of the SIFCO products include tin, tungsten, and gold which is necessary to the functionality or production of these products. Tin, tantalum, tungsten, and gold are referred to collectively as “3TG.” Covered Countries refers to the Democratic Republic of the Congo (“DRC”) or an adjoining country, i.e., a country that shares an internationally recognized border with the DRC.

3.Reasonable Country of Origin and Due Diligence
To implement a reasonable country of origin inquiry (“RCOI”) for the tin supplied to Quaker Houghton, the Company conducted an internal analysis of its products and components to identify those that contain tin. Quaker Houghton’s analysis identified approximately 46 products that contain tin or tungsten, some of which is sourced from recycled scrap.1 Quaker Houghton reviewed and evaluated information provided by its tin suppliers and prepared a Conflict Minerals Reporting Template (“CMRT”) in accordance with the instructions provided by the Responsible Minerals Initiative (“RMI”).2,3

Quaker Houghton’s due diligence process is based on the Organization for Economic Co-operation and Development’s Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and
1 Certain of Quaker Houghton’s products may include organotin compounds. It is our understanding that organotin compounds are not considered metals or alloy derivatives within the scope of Rule 13p-1 under the Securities Exchange Act (17 C.F.R. § 240.13p-1.). Therefore, we have not reported smelters of organotins.
2 One Quaker Houghton supplier provided its CMRT in which it declared that despite its robust due diligence efforts, it was unable to identify all of the smelters within its supply chain. For example, the company had not yet received responses from a portion of its supply base, or responses that were received were incomplete or unverified. Accordingly, Quaker Houghton was unable to identify the smelters in this supplier’s supply base.
3 One Quaker Houghton supplier provided its CMRT in which it declared that greater than 75% of relevant tin suppliers provided a response to its supply chain survey. Accordingly, we have been unable to confirm all of the smelters used by this supplier.

High-Risk Areas and accompanying supplements (the “OECD Framework”), which is an internationally recognized due diligence framework. Quaker Houghton has adopted a Conflict Minerals Policy Statement that expresses the Company’s commitment to the responsible sourcing of 3TG minerals necessary for the production and functionality of its products. The Company’s Conflict Minerals Policy Statement is publicly available on the Company’s website at: https://investors.quakerhoughton.com/corporate-governance. Quaker Houghton has a Supplier Code of Conduct, which is based on the UN Global Compact Initiative and the global chemical Responsible Care program, and is available on the Company’s website (https://home.quakerhoughton.com/supplier-code-of-conduct/). Quaker Houghton’s Supplier Code of Conduct requires suppliers to abide by all applicable laws and regulations related to conflict minerals. In addition, Quaker Houghton requests certain relevant suppliers to provide the following information annually: smelter source information; conflict minerals policy statements; and any other due diligence documentation.

SIFCO’s RCOI analysis identified approximately 31 products that contain tin, tungsten, and/or gold. SIFCO reviewed and evaluated information provided by its tin, tungsten, and gold suppliers and prepared a Conflict Minerals Reporting Template in accordance with the instructions provided by the RMI.

SIFCO has adopted a Conflict Minerals Policy Statement that expresses the Company’s commitment to sourcing materials from suppliers who share its values with regard to protecting human rights, following moral and business ethics, and practicing environmental responsibility. SIFCO’s Conflict Minerals Policy Statement is publicly available on the SIFCO website at: https://www.sifcoasc.com/terms-and-conditions. The SIFCO Conflict Minerals Policy Statement requires its suppliers to comply with all applicable legal standards and requirements. SIFCO works with its supply chain to obtain completed CMRTs from its suppliers which are maintained in SIFCO’s files. SIFCO’s Conflict Minerals Policy Statement provides that any supplier who fails to comply with the Conflict Minerals Policy Statement is subject to termination by SIFCO.

4.Smelters
Quaker Houghton compared the tin smelters identified in its supply chain to the facilities identified by the RMI Responsible Minerals Assurance Process (“RMAP”) as conformant. The RMAP assesses facilities' systems and processes for traceability of ore and demonstration of conflict-free sourcing. The RMAP uses an independent third-party assessment of smelter management systems and sourcing practices to validate conformance with RMAP standards. The RMAP standards are developed to meet the requirements of the OECD Due Diligence Guidance. Information on the RMAP process can be found at: http://www.responsiblemineralsinitiative.org/responsible-minerals-assurance-process/.

A list of conformant smelters is published and maintained on RMI’s website: Export All Conformant Smelters (responsiblemineralsinitiative.org).

Quaker Houghton Smelters
Quaker Houghton identified the following smelters as the source of its tin. A few of the smelters identified have a reassessment in progress. As indicated by an asterisk (*), a few smelters are due for a reassessment but do not currently have a reassessment in progress.

Metal	Official Smelter Name	Smelter ID	Conformant Smelter[4]	Smelter Location
Tin	Aurubis Beerse N.V.	CID002773	Yes	BELGIUM
Tin	Dowa	CID000402	Yes	JAPAN
Tin	Mitsubishi Materials Corporation	CID001191	Yes	JAPAN
Tin	Thaisarco	CID001898	Yes	THAILAND
Tin	PT Refined Bangka Tin	CID001460	Yes	INDONESIA
Tin	PT Menara Cipta Mulia	CID002835	Yes	INDONESIA
Tin	PT Timah Tbk Mentok	CID001482	Yes	INDONESIA
Tin	Tin Smelting Branch of Yunnan Tin Co., Ltd.	CID002180	Yes	CHINA
Tin	PT Timah Tbk Kundur	CID001477	Yes	INDONESIA
Tin	PT Timah Tbk Mentok	CID001482	Yes	INDONESIA
Tin	PT Babel Inti Perkasa	CID001402	Yes	INDONESIA
Tin	Minsur	CID001182	Yes	PERU
Tin	Rui Da Hung	CID001539	Yes	TAIWAN, PROVINCE OF CHINA
Tin	Malaysia Smelting Corporation (MSC)*	CID001105	Yes	MALAYSIA
Tin	PT Bangka Serumpun	CID003205	Yes	INDONESIA
Tin	Mineracao Taboca S.A.	CID001173	Yes	BRAZIL
Tin	White Solder Metalurgia e Mineracao Ltda.	CID002036	Yes	BRAZIL
Tin	PT Aries Kencana Sejahtera	CID000309	Yes	INDONESIA
Tin	PT Stanindo Inti Perkasa	CID001468	Yes	INDONESIA
Tin	PT Mitra Stania Prima	CID001453	Yes	INDONESIA
Tin	PT Babel Surya Alam Lestari	CID001406	Yes	INDONESIA
Tin	PT Rajawali Rimba Perkasa	CID003381	Yes	INDONESIA
Tin	PT Bukit Timah	CID001428	Yes	INDONESIA
Tin	PT ATD Makmur Mandiri Jaya	CID002503	Yes	INDONESIA
4 Conformant refers to facilities that are listed by RMI as of May 2024 as conformant with RMAP protocols or certified or accredited by a similar independent assessment program cross-recognized by RMAP. Smelters identified as nonconformant may have been conformant during the reporting period, but there is insufficient information to confirm their status during the reporting period.

Tin	PT Sukses Inti Makmur (SIM)	CID002816	Yes	INDONESIA
Tin	Luna Smelter, Ltd.	CID003387	Yes	RWANDA
Tin	PT Mitra Sukses Globalindo	CID003449	Yes	INDONESIA
Tin	Fabrica Auricchio Industria e Comercio Ltda.	CID003582	Yes	BRAZIL
Tin	Operaciones Metalurgicas S.A.	CID001337	Yes	BOLIVIA (PLURINATIONAL STATE OF)
Tin	EM Vinto	CID000438	Yes	BOLIVIA (PLURINATIONAL STATE OF)
Tin	Tin Technology & Refining	CID003325	Yes	UNITED STATES OF AMERICA
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	CID000228	Yes	CHINA
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	CID002315	Yes	CHINA
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	CID002494	Yes	CHINA

SIFCO Smelters

SIFCO identified the following smelters as the source of its tin, tungsten, and gold, all of which are included in the RMAP list of conformant smelters except for Zhuzhou Cemented Carbide Group Co. Ltd. A few of the smelters identified have a reassessment in progress. As indicated by an asterisk (*), a few smelters are due for a reassessment but do not currently have a reassessment in progress.

Metal	Official Smelter Name	Smelter ID	Conformant Smelter[5]	Smelter Location
Tin	Minsur	CID001182	Yes	PERU
Tin	PT Timah*		Yes	INDONESIA
Tin	Malaysia Smelting Corporation (MSC)*	CID001105	Yes	MALAYSIA
Tin	Mineração Taboca S.A.	CID001173	Yes	BRAZIL
Tin	EM Vinto	CID000438	Yes	BOLIVIA
Tin	Thaisarco	CID001898	Yes	THAILAND
Tin	Tin Smelting Branch of Yunnan Tin Co., Ltd.	CID002180	Yes	CHINA
Gold	Metalor USA Refining Corporation	CID001157	Yes	UNITED STATES OF AMERICA
Gold	Agosi AG	CID000035	Yes	GERMANY
Gold	AngloGold Ashanti Corrego do Sitio Mineracao	CID000058	Yes	BRAZIL
5 Conformant refers to facilities that are listed by RMI as of May 2024 as conformant with RMAP protocols or certified or accredited by a similar independent assessment program cross-recognized by RMAP. Smelters identified as nonconformant may have been conformant during the reporting period, but there is insufficient information to confirm their status during the reporting period.

Gold	Argor-Heraeus S.A.	CID000077	Yes	SWITZERLAND
Gold	Aurubis AG	CID000113	Yes	GERMANY
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	CID000128	Yes	PHILIPPINES
Gold	Boliden Ronnskar	CID000157	Yes	SWEDEN
Gold	C. Hafner GmbH + Co. KG	CID000176	Yes	GERMANY
Gold	Chimet S.p.A.	CID000233	Yes	ITALY
Gold	Dowa	CID000401	Yes	JAPAN
Gold	Heimerle + Meule GmbH	CID000694	Yes	GERMANY
Gold	Heraeus Metals Hong Kong Ltd.	CID000707	Yes	CHINA
Gold	Heraeus Precious Metals GmbH & Co. KG	CID000711	Yes	GERMANY
Gold	Istanbul Gold Refinery	CID000814	Yes	TURKEY
Gold	Asahi Refining USA Inc.	CID000920	Yes	UNITED STATES OF AMERICA
Gold	Asahi Refining Canada Ltd.	CID000924	Yes	CANADA
Gold	Kennecott Utah Copper LLC	CID000969	Yes	UNITED STATES OF AMERICA
Gold	Metalor Technologies (Hong Kong) Ltd.	CID001149	Yes	CHINA
Gold	Metalor Technologies S.A.	CID001153	Yes	SWITZERLAND
Gold	MKS PAMP SA	CID001352	Yes	SWITZERLAND
Gold	Royal Canadian Mint	CID001534	Yes	CANADA
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	CID001622	Yes	CHINA
Gold	Tanaka Kikinzoku Kogyo K.K.	CID001875	Yes	JAPAN
Gold	Umicore S.A. Business Unit Precious Metals Refining	CID001980	Yes	BELGIUM
Gold	Metalor Technologies (Singapore) Pte., Ltd.	CID001152	Yes	SINGAPORE
Gold	Metalor Technologies (Suzhou) Ltd.	CID001147	Yes	CHINA
Gold	United Precious Metal Refining, Inc.	CID001993	Yes	UNITED STATES OF AMERICA
Gold	Japan Mint	CID000823	Yes	JAPAN
Gold	WIELAND Edelmetalle GmbH	CID002778	Yes	GERMANY

Tungsten	Xiamen Tungsten Co., Ltd.	CID002082	Yes	CHINA
Tungsten	Zhuzhou Cemented Carbide Group Co., Ltd.	CID002236	No	CHINA

5.Steps to Improve Due Diligence
Quaker Houghton and SIFCO will continue to conduct supplier diligence regarding 3TG and will monitor their products and components to identify new products or components that may include any 3TG. Quaker Houghton and SIFCO will continue to monitor their supply chains to identify any new suppliers and to bring such suppliers within the scope of their conflict minerals programs. Quaker Houghton and SIFCO will maintain open lines of communication with their suppliers, so they are notified promptly if there are any changes in the source of the 3TG supplied to Quaker Houghton or SIFCO.

Forward-Looking Statements
This Conflict Minerals Report includes “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, and such forward-looking statements involve risks and uncertainties. These forward-looking statements include, but are not limited to, statements relating to the Company’s intention to enhance its efforts to obtain from its suppliers complete, correct, and trustworthy information regarding the sources of the conflict minerals used in the Company’s products. These statements are subject to various risks, uncertainties and other factors, including, among other matters, the Company’s suppliers’ responsiveness and cooperation with the Company’s due diligence efforts, the Company’s ability to identify and mitigate risks in its supply chain, whether smelters and refiners and other market participants responsibly source conflict minerals, political and regulatory developments in the Covered Countries, the United States or elsewhere, and whether industry organizations and initiatives remain effective as a source of external guidance and support to us in the conflict minerals compliance process. Forward-looking statements are based on management’s current views, beliefs and expectations of future events based on certain assumptions. Forward-looking statements are not guarantees of future performance. We assume no obligation to revise or update any forward-looking statements for any reason, except as required by law.